FLORIDA DEPARTMENT OF STATE
Division of Corporations

February 3, 2021

CAPITAL CONNECTION INC
WALK IN
TALLAHASSEE, FL

Re: Document Number P11000025108

The Articles of Amendment to the Articles of Incorporation of FORCE PROTECTION VIDEO EQUIPMENT CORP., a Florida corporation, were filed on February 2, 2021.

Should you have any questions regarding this matter, please telephone (850) 245-6050, the Amendment Filing Section.

Rebekah White
Regulatory Specialist II Supervisor
Division of Corporations

Letter Number: 121A00002469

CORRECTIVE AMENDMENT TO
ARTICLES OF INCORPORATION OF
FORCE PROTECTION VIDEO EQUIPMENT CORP.

THE UNDERSIGNED, being the president of Force Protection Video Equipment Corp. does hereby amend the Articles of Incorporation as follows:

ARTICLE IV
SHARES

The authorized common stock of this corporation shall be increased to 1,000,000,000,000 shares of common stock, $0.0001 par value.

I hereby certify that the following was re-adopted by a majority vote of the shareholders entitled to vote and directors of the corporation on January 25, 2021 and effective January 25, 2021 and that the number of votes cast was sufficient for approval.

IN WITNESS WHEREOF, I have hereunto subscribed to and executed this Amendment to Articles of Incorporation on January 25, 2021.

/s/Paul Feldman
Paul Feldman, President